Table of Contents

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2019

ATOMIC STUDIOS, INC.
(Exact name of issuer as specified in its charter)

Wyoming	84-2567615
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

1140 HIGHLAND AVE., #222, MANHATTAN BEACH, CA 90266
(Full mailing address of principal executive offices)

(800) 681-5988
(Issuer’s telephone number, including area code)

Class A Common Stock
(Title of each class of securities issued pursuant to Regulation A)

ATOMIC STUDIOS, INC.

i

PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Some of the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this Special Report on Form 1-K (the “Form 1-K”) constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Our lack of a profitable operating history;

•	The competition that we face;

•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern”;

•	Our dependence on our officers and directors, who may be difficult to replace;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Form 1-K are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Form 1-K or otherwise make public statements updating our forward-looking statements.

1

Item 1. Business

General

Atomic Studios, Inc. (the “Company”) mailing address is: 1140 Highland Ave., #222, Manhattan Beach, CA 90266. The Company does not currently rent office space, but will in the near future upon commencement stock sales. Our Website is: http://www.Atomic.video. Our telephone number is 800-681-5988 and our Email address is frank@atomic.video.

We do not incorporate the information on or accessible through our website into this Form 1-K, and you should not consider any information on, or that can be accessed through, our website a part of this Form 1-K.

Atomic will be a community-driven, on-demand, streaming entertainment network for techies, Trekkies, geeks, and gamers. The platform will have original programming, scripted web series, and films as well as non-scripted content.

Our mission is to create premium, original content as well as offer a host of licensed movies and television shows. Original content will include scripted shows in the sci-fi, action and adventure genres as well as non-scripted shows where celebrity hosts discuss new and innovative technologies as well as sit down with other celebrities to discuss their influences and upcoming projects. Other shows will focus on how science fiction is developing into science fact, while others will be completely creator owned.

Our Experience

Our team has experience in producing low-budget films during their work with other independently-owned production companies prior to the formation of Atomic Studios, Inc., which are not affiliated with Atomic Studios. We plan to produce original content through Atomic Studios in the future upon funding.

Our team has years of experience in the low-budget production arena. We intend to create high- quality content for a fraction of the cost of traditional Hollywood studios and networks. Our team has previously completed the following shows with a loyal fan base:

•	Star Trek: Of Gods & Men

•	Star Trek: Renegades

•	Renegades: The Requiem

•	Cozmo’s

•	Nichelle Nichols: Trek Memories

Our Business Model

Atomic Studios utilizes a proven business model of a streaming service, as well as the creation of original content creation and putting the fans in the driver’s seat. Fans and supporters will have the opportunity to be involved in the productions as well as creating their own content that may be distributed via the Atomic Studios platform.

2

Revenue will be generated by the following:

•	Monthly subscriptions. Viewers do not have to sit through commercials.

•	Merchandise sales. Based on our original content and characters. Ranging from T-Shirts to games to toys and replica props.

•	Product placement.

•	Events & appearances. This may include private screenings, creating our own conventions or sending our actors on tour to meet their fans and sign autographs.

•	Non-paid programming. We will also have shows that may be watched outside of our paid subscription service and will be monetized by ad support.

THE NEW PLATFORM SCENARIO

Atomic Studios platform will enable on demand TV and movie streaming experiences for its global audience. It will also contain a publishing platform for user owned content allowing for a direct subscription model.

Many networks have lost touch with their core community for this reason. G4 (Tech TV) started as a network for gamers and techies and died with shows like ‘Cops’ and ‘The American Ninja Warrior’ in its roster. MTV is no longer about music. SyFy Channel has alienated their fan base with ‘Sharknado,’ wrestling, and a lackluster line-up of programming. Fox broke millions of hearts when they cancelled ‘Firefly’. It is obvious publishers are focused on the bottom line at the expense of their audiences.

Audiences are in grave need of new, community-driven ways to consume, fund and produce content. There’s a new trend where fans directly support artists through recurring subscription models and crowdfunding. Atomic Studios will be a safe space for communities to gather around and support niche content. Initially, we’re uniting Sci-Fi and other future-focused content under one roof. Fan-driven tribes (like Firefly) that have been historically abandoned will now have a home. Here they can express their creativity and support to fellow enthusiasts and creators.

According to Streaming Media.com “Subscription services currently make up the largest share of online video revenues...” By 2021, there will be 383 million Streaming Video On-Demand (SVOD) subscriptions around the world. The number was 21 million in 2010, and 163 million at the end of 2015. This figure counts gross subscriptions. It’s common in some countries for a household to have multiple SVOD subscriptions. Global subscription streaming revenues are set to double to $35 billion by 2021.

Online video consumption is growing exponentially around the world. A large factor in this is the proliferation of smartphones. Deloitte predicts that there will be 4.6 billion smartphones in the market by 2019, up from 2 billion in 2014. Currently, 1.5 billion people watch 45 minutes of video on smart phones a day.

The shift to digital media has caught the attention of advertisers, who are pouring more of their budgets into online video. By 2020, 36% of advertising will be spent on digital formats, up from 28% in 2015.

The online streaming audience is young, with three quarters of all millennials streaming TV shows or movies monthly.

Sci-Fi and fantasy content have recently shown to be rapidly growing in demand and as a result is being produced by platforms like Netflix. Nearly one-third (29%) of Netflix’s $9 billion production budget is for Sci-Fi alone. This is a massive emerging content category. According to a recent study of Netflix by Ampere Analytics: “Sci-fi and fantasy" became the most popular genre of Netflix original show in Q1 of 2018, and the streaming service has been able to "anticipate" an increase in demand for the genre by rapidly expanding its production of original sci-fi and fantasy shows and movies. The genre overtook comedy as the most popular Netflix original category, with 12% of subscribers choosing it as their favorite genre of show.”

3

The Atomic Core platform is meant to blend the best features from established successful platforms. The 3 key user types on the Atomic Studios platform:

•	Subscriber/Premium Access Member - are incentivized to sign up for the network, participate in the community and experience streaming content.

•	Content Creators - have a platform to host original content and media, receive distribution (to the community) and funding while earning a living doing what they love.

•	Influencers (a subset of Content Creators) - are very active in the community, they could be celebrities (actors, actresses), social media phenoms, mega fans and any other interested stakeholder with a certain threshold of an audience who are allowed to perform Masterclasses.

Atomic Studios Membership Package - Cool gear provided like Pins, Clothing, Digital Collectibles, Collateral, Merchandise, Official Membership card for joining. By posting on social media and referring friends and family members to Atomic Studios and the Atomic.video site, subscribers will receive Atomic Tokens or Incentive Loyalty points (these will not use blockchain technology and will have no monetary value) giving these recipients the opportunity to join Atomic Studios Fan Clubs. These are not transferrable between user accounts. Using Atomic Tokens to pay for your subscription will unlock your Rocketeer status, opening your extras the general public won’t have access to. Move up the ranks to our most elite member group and become an Atomic Squad Member with additional access to largest selection of fan-exclusive extras, additional perks and benefits not available to anyone else.

ATOMIC TV STREAMING SERVICE

Atomic will be a cutting-edge entertainment company not locked into traditional network or cable rules. Our programming breaks those established parameters.

•	Currently there are 1.5 billion users that access 5 billion videos via their mobile devices on a daily basis. This will be the core audience for our streaming service.

•	We are experienced in producing high quality programs for pennies on the dollar, compared to the studio method. We have, and will continue to, scour the planet for the best talent. They are independent spirits with a passion and determination to create great programming.

•	Our non-scripted programs will not only be entertaining, inspiring and enlightening, but will also be easily digestible in 5 to 15-minute bitesize segments. As a streaming platform, Atomic will not be dictated by advertisers or linear programming slots.

•	We will be scouring the planet for original content that will enable a platform for user-owned projects.

•	We will acquire well-known films, documentaries and television series. We currently have an agreement for a 250-film and television episode library including several television series.

PROPOSED PROGRAMMING
LINE UP FOR ATOMIC TV

The following details the planned original content for Atomic TV and are in no particular order of release and/or future production date. Long-form series are conceived as hour long content, while short-form content will be conceived as being fifteen minutes or less in length.

4

COMPLETED FEATURES

The following two completed feature productions have been filmed by the producers under non-affiliated production companies. These two films are being provided license free and Atomic TV will stream them at no charge to the public (both subscribers and non-subscribers).

STAR TREK: OF GODS & MEN - Thirteen years have passed since Captain Kirk was swept away by the Nexus. The remaining crew members of the original USS Enterprise have gone their separate ways. Captain Uhura and Captain Chekov, along with Captain Harriman of the Enterprise-B, come together for a special dedication in honor of Kirk's Enterprise. Their reunion is cut short when they receive a distress call from a mysterious planet, that presses the three friends to embark on a mission that will change their lives forever.

STAR TREK: RENEGADES - Set a decade after the U.S.S Voyager's return to Earth, a rag-tag crew of renegades and outcasts must covertly work with Admiral Chekov and Tuvok to stop forces threatening the Federation from outside, and within.

There will be no impact on the Company should these two films be removed from its Content Library since they will not be monetized.

SERIES IN DEVELOPMENT

“In Development” definition: This is where the project is birthed. It is the creation, writing, organizing and planning stage of a project. In development, a preliminary budget is made, key cast may be attached, key creatives are chosen, main locations scouted, and multiple script drafts may be written. It’s all the groundwork to show what the project will be and how much it will cost to make. It starts the moment a Producer thinks of a project or a Writer starts penning words on a page.

Each of the below projects are in the process of attaching talent and completing story ideas for the various episodes and seasons.

All short-form content was created by Sky Conway, who will receive a “Created By” credit and has been acquired by Atomic Studios for the amount of $1.00.

All long-form scripted content was created by Sky Conway, will receive a "Created By" or "Written By" credit and has been optioned by Atomic Studios with an agreed upon amount of 3% of the budget. He is a present team member of Galactic Adventures, who will creating and writing the various escape room scenarios as well as assisting with the startup phase of the operation.

The following are conceptualized properties that have yet to be produced.

RENEGADES - Gene Roddenberry envisioned a universe where mankind could live in peace, where they could explore, and where they could boldly seek out new worlds. “Renegades” is an extension and re-visioning of Gene’s hopeful future.

FREE SPACE - Set 150 years in the future, this adrenalin-charged science fiction series explores the lives of humans who can recode their DNA to become completely new and different beings. These humans fled into the vastness of Free Space to avoid persecution by a ruthless United Earth government, whose goal to preserve their version of the human race now threatens to destroy humanity.

SKYJACKED - In this compelling series, Manhattan is ripped from the surface of the Earth and placed under a huge, clear dome. The trapped residents can see dozens of similarly trapped alien cities but are clueless as to the aliens’ purpose. As the captives plot their escape, they discover the worst is yet to come.

SINGULARITY - Dying from terminal cancer, the world’s leading futurist, AI expert and Singularity proponent, Ray Kurzway enlists an eclectic team of rogue scientists, military ops specialists and tech experts to reach singularity and personal immortality before governments stop all new nanotech and AI experiments.

5

SHORT FORM CONTENT (5-15 MINUTES) IN DEVELOPMENT

HOW TO BUILD A RAY GUN - A series that instructs our audience how to build real-life, working versions of the amazing futuristic devices seen in science fiction movies, books, and TV shows. Hosted by Marina Sirtis of Star Trek: The Next Generation.

WHERE’S MY JETPACK - An entertaining news program, hosted by Tim Russ of Star Trek: Voyager, discussing the history and the current development of future technology such as flying cars and the personal jetpack. What happened to the future promised to us in the past?

GEEK WARS - Using actors and special effects to recreate the look and sound of famous film and TV franchise characters, pitting them in battle against each other. We'll be using HD digital cameras to essentially shoot a mini-movie sequence.

FLOATERS - Meet the Floaters - inhabitants of a ramshackle settlement orbiting Earth, in a neighborhood known to locals as Dymaxion City. A laugh out loud sci-fi comedy.

WHERE ARE THE ALIENS - A news-entertainment series reporting on the exciting research being done to scour our universe for signs of extraterrestrial life. Interviews with scientists and researchers discussing their methodology to locate and identify potential alien life.

HOW TO SURVIVE A ROBOT UPRISING - Each episode examines the history of a famous sci-fi apocalyptic scenario using clips from movies and television. Highly enlightening and entertaining.

THE FUTURE IS HERE - An informative series showcasing the latest technological innovations and breakthrough scientific advancements. Will include visits to tech companies for on-site demos and interviews with a variety of tech creators.

THE PRIVATE SPACE RACE - A news-entertainment web series focused on the history, current projects, and the future plans of billionaire entrepreneurs hoping to send a new generation of civilian astronauts into space!

MAY THE FORCE BE WITH YOU - A talk show to discuss all things Star Wars – the groundbreaking original trilogy, the infamous prequels, TV Specials, animated series, the new trilogy and beyond!

THE COMING SINGULARITY - A show that explores all the imaginative, transformative, possibilities of The Singularity -- Ray Kurzweil’s prediction of the future merger of man and machine.

MARS OR BUST - A series of ongoing news reports on the race between Elon Musk, Jeff Bezos, NASA, China, and United Arab Emirates to send the first human to Mars.

COLLECTOR’S UNIVERSE - A weekly entertainment series exploring the amazing science fiction and fantasy collections of the most obsessive collectors as well as the world of high-end Pop Culture collectibles.

6

ATOMIC FAN CLUB MEMBERSHIPS

Our token holders will have the opportunity to join Atomic Studios Fan Clubs. We’ll offer three tiers of fan club value. Each club offers a different set of exclusive rewards:

The entry-level group, designated, ATOMIC SQUAD, offers a limited number of extras. The Intermediate group, ATOMIC ROCKETEERS, offers you more extras. But the Elite Group, ATOMIC BOOSTERS, offers the largest selection of fan exclusive extras available to the public.

By posting on social media and referring friends and family members to Atomic Studios and the Atomic.video site, subscribers will receive Atomic Tokens or Incentive Loyalty points giving these recipients the opportunity to join Atomic Studios Fan Clubs. We’ll offer three tiers of fan club value. Each club offers a different set of exclusive rewards:

7

MARKETING

For fans of niche content, cancellations are an unfortunate and consistent reality as traditional publishers grab for more and more dollars and bigger audiences (even at the expense of mega passionate fan bases). So, what’s a fan to do? Leaving the decisions to the executives (even if they like the shows), doesn’t guarantee content longevity. When FOX cancelled Firefly, Gail Berman, former President of Entertainment at FOX said: “It was a number of things. It was a wonderful show and I loved it and I loved working with him on it but that was a big show, a very expensive show and it wasn’t delivering the numbers.”

The problem is that network studios are structured like banks. They don’t listen to content creators and excited fans, they listen to advertisers, shareholders and corporate executives. There is truly a disconnect. Modern social media channels like Facebook and YouTube have filled the gap in recent decades but now they are bringing back interruption marketing (and reduced artist revenues paid out).

This is annoying users and causing creators to leave in frustration. Atomic Studios is comprised of 8 audience groups. The groups overlap with each other but should be managed in separate lanes with separate goals, timelines, and messaging. The separation of messaging should be deliberate.

Investors should receive collateral tailored to their needs, while in-network audience members should be communicated to in a way that’s appropriate for a Sci-Fi entertainment platform.

Alternate Audience Migration (Renegades, Firefly, other Sci-Fi universes converted to Atomic Core)

•	Content Creators

•	Content Consumers Focus on social media communities dedicated to abandoned Sci-Fi programming. Community management and communications with community moderators. Social media content explaining AN benefits and onboarding process.

8

DESCRIPTION OF PROPERTY

Atomic Studios, Inc. mailing address: 1140 Highland Ave., #222, Manhattan Beach, CA 90266.

Legal Proceedings

There are no legal proceedings against us. We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to temporary employee staffing business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 2.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Form 1-K. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors in this Form 1-K. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Atomic Studios, Inc. F/K/A Destination Television, Inc. The MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying notes to the financial statements.

Plan of Operation

Atomic Studios, Inc. (the "Company") was incorporated in the State of Wyoming in 2019.

Management’s Discussion and Analysis

The Company has been concerned with start-up operations. We will need further financing to grow operations to full functionality. We believe $1 million will be needed to grow operations to hire a full-time staff, create the channel and procure a modest library as well as create limited exclusive content. We are currently not operating at these levels and, therefore, do not require much to operate.

As of December 31, 2019, there has been no transactions and no revenues.

As of the date of this Form 1-K, there are $6,230 in costs associated with start-up activities.

We began actively selling shares on May 11, 2020. Presently marketing has been sluggish, which may be attributed to the present global situation. Presently there is very little capital needed for overhead costs. There is no weekly payroll, office expenses, etc. This will change in the future as the company begins services.

We plan on increasing marketing efforts over the final months of the year when businesses begin reopening.

9

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s Class A Common Stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Dividends

We do not intend to retain future earnings to support our growth. Any payment of cash dividends in the future will be dependent upon: the amount of funds legally available; therefore, our earnings; financial condition, capital requirements, and other factors which our board of directors deems relevant.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to temporary employee staffing business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We will accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

10

Employees

We currently have two employees, including officers and directors.

Personnel will be added on an as-needed basis. These personnel can include executive management, salespersons, engineers, chemists, hydrologists, quality control technicians, transportation experts, managers and in most instances outsourced processes.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages, term of office, and approximate hours dedicated to the Company per week as of July 22, 2020.

Name and Principal Position	Age	Term of Office	Approximate hours per week

Sky Conway, Chief Executive Officer and Director	61	Since July 2019	60
Frank Zanca, Chief Operating Officer, Chief Financial Officer	50	Since July 2019	40
Josh Cole, Director	44	Since April, 2020	2

The directors and officers as of July 22, 2020, are set forth below. The directors hold office for their respective term and until their successors are duly elected and qualified. Vacancies in the existing Board are filled by a majority vote of the remaining directors. The officers serve at the will of our Board of Directors.

Set forth below is the name of our director and officer, all positions and offices held, the period during which he has served as such, and the business experience during at least the last five years:

Messrs. Conway and Zanca will be devoting limited part-time hours with other businesses and ventures, which are complimentary and not in conflict with Atomic Studios.

Sky Conway, Chief Executive Officer and Director

Previous Experience:

4/19-Present CEO – Atomic Studios, Inc. – Streaming network in the science and sci-fi genres.

03/19-Present CEO – AtomiCon, LLC. – Celebrity managements, booking conventions as well as production of live events and entertainment.

06/14-Present Attorney – Conway Law Group PC – Law Firm specializing in business Law.

05/14-08/18 CEO – ST Renegades, LLC./ Renegade Studios – Production of independent films and shows.

Mr. Conway is an award-winning producer, creator, screenwriter, author, futurist, attorney, and serial entrepreneur. One of Sky’s many talents is his ability to produce high-quality, crowd-pleasing, science fiction at a fraction of the cost of Hollywood studios and networks. A visionary filmmaker, Mr. Conway conceived, produced, and co-wrote the highly regarded Star Trek: Of Gods & Men.

11

Star Trek: Of Gods & Men was the first independent feature-length Trek film, starring TV and film legends: Nichelle Nichols, Walter Koenig, Grace Lee Whitney, Garrett Wang and Alan Ruck. Directed by Star Trek’s Tim Russ, the pilot was viewed online by millions of fans and featured in both The Wall Street Journal and Vanity Fair. Mr. Conway also conceived, co-wrote, and produced the acclaimed Star Trek: Renegades and its much-anticipated sequel Requiem which he co-wrote and produced. Before he became a filmmaker, Mr. Conway has extensive experience in film and television merchandising. He’s overseen the manufacture and distribution of over 100 products and high-end entertainment collectibles for the industry’s most recognizable brands, including Star Wars and Star Trek.

Mr. Conway has produced many successful live events and genre conventions including Jimmy Doohan’s (Scotty from Star Trek) Farewell Show and Neil Armstrong, the first man to walk on the Moon was the Keynote Speaker. He’s also a licensed Attorney for over 30 years focusing on business startups and entertainment.

He is the present secretary of Galactic Adventures, who will assist in attaching talent to production of the video briefings as well as finding a store-front location and helping with the startup phase of the business.

Frank Zanca, Chief Operating Officer, Chief Financial Officer, Director

Mr. Zanca is an accomplished award-winning professional with excellent work ethic. Strong organizational and creative skills and a rigid commitment to goal achievement. Mr. Zanca is a dynamic achiever employing more than 10 years of progressive accomplishments in budget, planning and implementation. A catalytic problem-solver who thinks logically, values creativity and focuses on the quality of the end product. Dependable and dedicated individual, able to motivate diverse casts and crews. Innovative, with a creative and open mind. Award-Winning Producer/Executive Producer, Line-Producer, UPM, Writer.

Previous Experience:

05/06-03/19 - CFO-Action Marketing Solutions- Online marketing company, sale of leads, generate traffic Websites, email, and direct mail marketing.

03/19-Present CFO -Atomic Studios, Inc. – Working with projects, donors, and helping run crowd funding campaigns as well as helping creatively.

10/18-11/18 Production Coordinator - Hollywood Christmas Parade - Associated Television and the CW Hosted by Erik Estrada.

12/18-01/19 Audience Coordinator - Masters of Illusion- Associated Television and the CW. Hosted by Dean Cain.

06/18-08/18 - Line Producer - Silent Life - Sherilyn Fenn, Paul Rodriguez & Terry Moore.

05/17-08/17 - Line Producer - The Orchard - Tom Sizemore and Jay Mohr

06/16-08/16 - Producer Star Trek: Renegades-Episodes 2 & 3 - Directed by Tim Russ, starring Walter Koenig, Terry Farrell, Robert Beltran, Chasty Bellesteros, Nichelle Nichols, Corin Nemec0

4/15-05/15 - Line Producer AT&T: This Me - Commercial.

01/15-03/15 Line Producer Cozmo's -Syfy Pilot - starring Drake Bell, Ethan Phillips, Claudia Christian, Renee Olstead, Robert Picardo

12

03/13-04/14 - Line Producer - Star Trek: Prelude to Axanar - Star Trek Pilot.

Starring Richard Hatch (Battlestar Galactica), Tony Todd (Candyman), Kate Vernon (Battlestar Galactica, The 100)

Mr. Zanca began working in local television at the age of 22 when he became a Promotional Producer for an ABC affiliate. During that time, he wrote and produced thirty-second spots for the newscast and syndicated shows such as Geraldo and Sally Jesse Raphael.

Frank created and wrote two different comic book series, which were distributed internationally, namely Destiny Aurora and Shadow Raven. Destiny Aurora: Renegades Board Game raised almost $100,000 through crowdfunding and is currently being distributed through Target and Wal-Mart. His novels include: Destiny Aurora, Destiny Aurora: The Visarath War Parts I & II, The Awakening, Escape from Berlin: the Diane Jacob's Story, Shadow Raven: The Sabre’s Edge.

In addition, he partnered with Timothy Ryder, the producer of such hits as That ‘70s Show and 3rd Rock from the Sun, and together produced two pilots (Sunset Stand Up & Just the Three of Us) along with a webisode revival of the ‘80s television show Greatest American Hero with the approval of the Cannell Company. Together they launched a website geared entirely towards airing independently produced pilots.

Mr. Zanca is a present team member of Galactic Adventures and will create and write the various escape room scenarios as well as assisting with the startup phase of the operation.

THE TEAM

Celebrity team members – Walter Koenig, Nichelle Nichols, and Marina Sirtis will not only be spokespeople, but will also star, narrate and host certain shows as needed. They may also do media interviews regarding Atomic Studios.

Scientists – David Brin, Ethan Siegal, Seth Shostak, Dr. Erin MacDonald, and Harry Kloor will be consultants and hosts on non-fictional original shows dealing with elements of science, future technology and astronomy.

Writers – Kevin J. Anderson, John Stith, and Alan Cross, will be used to speak about current books being published as well as help write plots for fictional original content. They may also assist in writing copy as needed.

WALTER KOENIG

Walter Koenig is a superlative actor, director, screenwriter, novelist, acting professor, and comic book creator. Walter achieved enduring global fame with his iconic portrayal of Ensign Pavel Chekov in the original Star Trek television series.

NICHELLE NICHOLS

Nichelle Nichols is a legendary actress, author, producer, singer, space activist, NASA Recruiter and spokesperson. She has a vibrant career in television and movies spanning six decades. In 1966, her ground-breaking role as Lt. Nyota Uhura on the original Star Trek TV series brought her enduring, international fame.

TIM RUSS

Tim Russ is a multi-talented actor, director, musician, singer, and screenwriter, best known to science fiction fans as Lieutenant Commander Tuvok on Star Trek: Voyager. Prior to his role on Voyager, Tim began his professional acting career in 1985, making appearances in a variety of popular television series, including Hill Street Blues, Thirtysomething, 21 Jump Street, Beauty and the Beast, The Fresh Prince of Bel-Air, and a reoccurring role as Principal Franklin in iCarly.

13

MIRINA SIRTIS

A British-American actress best known for her role as Counselor Deanna Troi on the television series Star Trek: The Next Generation and the four feature films that followed, as well as other appearances in the Star Trek franchise. Before her role in Star Trek, Sirtis was featured in supporting roles in several films. In the 1983, Faye Dunaway film, The Wicked Lady, she engaged in a whip fight with Dunaway. In the Charles Bronson sequel Death Wish 3, Sirtis' character is a rape victim. In the film Blind Date, she appears as a prostitute who is murdered by a madman.

GARY GRAHAM

An American actor best known for his starring role as Detective Matthew Sikes in the television series Alien Nation and five subsequent Alien Nation television films. He had several guest-starring roles on Star Trek: Enterprise as the recurring character Ambassador Soval, Vulcan ambassador to Earth. He also guest-starred on Star Trek: Voyager, playing Ocampan community leader Tanis in the season 2-episode Cold Fire. He also played the role of Ragnar, in the fan production Star Trek: Of Gods & Men and continued this role in Star Trek: Renegades.

DAVID BRIN

David Brin is a scientist, inventor, and New York Times bestselling author. With books translated into 25 languages, he has won multiple Hugo, Nebula, and other awards. A film directed by Kevin Costner was based on David’s novel The Postman, with other works under option. David’s science-fictional Uplift Saga explores genetic engineering of higher animals, like dolphins, to speak and join our civilization. In Earth and Existence, David Brin explores near future trends that may transform our world.

KEVIN J. ANDERSON

Kevin J. Anderson was born and raised in the small town of Oregon, Wisconsin. He has written more than a hundred novels, several of which have appeared on national or international bestseller lists. He has over 20 million books in print in thirty languages. He has won or been nominated for numerous prestigious awards, including the Nebula Award, Bram Stoker Award, the SFX Reader’s Choice Award, the American Physics Society’s Forum Award, and New York Times Notable Book. He has written spin-off novels for Star Wars, StarCraft, Titan A.E., and The X-Files.

ETHAN SIEGEL

Ethan Siegel was born in New York, majored in three different things as an undergrad, and got his Ph.D. in theoretical physics. After postdoctoral research focusing on dark matter and cosmic structure formation and a number of teaching stints, he became a physics professor at Lewis & Clark College and a professional science communicator. He regularly appears on television and radio spots, teaching the world about the latest news and discoveries in science. Now focusing on writing and speaking full-time, his work has appeared in Discovery, Scientific American, The Wall Street

Journal, Esquire, ESPN.com, and NASA’s The Space Place.

SETH SHOSTAK

Seth Shostak is the Senior Astronomer at the SETI Institute in California and is part of the research team using large radio telescopes to search for evidence of intelligent life elsewhere. He has a BA in physics from Princeton University and a PhD in astronomy. Seth has appeared on hundreds of national and international TV and radio shows, and is host of the SETI Institute’s weekly, one-hour radio show, “Big Picture Science,” now broadcast on more than 100 stations in the U.S. and Canada.

14

JOHN E. STITH

John E. Stith, Best Selling Science Fiction Writer and mystery author, known for the scientific rigor he brings to adventure and mystery stories.

HARRY KLOOR

Dr. Harry Kloor, American director, writer, scientist, film producer, and entrepreneur. He was the first person to be awarded two PhDs simultaneously in two distinct academic disciplines. He holds PhDs in Physics and in Chemistry, both earned at Purdue University.

ALAN CROSS

Alan’s television writing and producing credits include: Star Trek: Enterprise, Weird Science, Dawson’s Creek, Desperate Housewives, as well as numerous network and cable television pilots.

DR. ERIN MACDONALD

Erin Macdonald is an astrophysicist, aerospace engineer, and science fiction consultant. She hosts the YouTube channel, Dr. Erin Explains the Universe, teaches STEM through popular culture, and consults with science fiction creators.

Consultant Compensation

Generally, on signing of a consulting agreement, each consultant will receive a fee of shares of restricted Class A Common Stock. As further consideration for future work done, each consultant receives the usual remuneration as agreed between the consultant and the Company at such time as the Company needs the consultant’s services.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings.

None of the following events have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or executive officer: (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses). No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

15

Board Composition

Our Board of Directors currently consists of three members. Each director of the Company serves until the next annual meeting of stockholders and until their successor is elected and duly qualified, or until their earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

Our Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees, when established, will provide risk oversight in respect of its areas of concentration and report material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we will be adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

EXECUTIVE COMPENSATION

The following table represents information regarding the total compensation our officers and directors of the Company as of December 31, 2019:

Name and Principal Position	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)

Sky Conway, Chief Executive Officer and Director	$0	$1,600	$1,600
Frank Zanca, Chief Operating Officer, Chief Financial Officer, Director	$0	$0	$0

Stock Options

Stock option plan has been postponed until such time that the Company is liquid enough to begin operations and launch of the streaming channel.

16

Bonus Plan for Executive Officers

Our Board of Directors has established an annual Bonus Plan for Executive Officers (the “Bonus Plan”) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

Management Stock Option Plan

Our Board of Directors has adopted a Management Stock Bonus Plan. The Plan provides that the Company shall establish a reserve of 10,000,000 shares of Class A Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. To date, the Company has not issued any Plan shares.

Mr. Conway and Mr. Zanca are the members of the Management Stock Bonus Plan committee.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of July 22, 2020 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock.

Name of Beneficial Owner(1)	Class of Stock	Shares Beneficially Owned	Percentage of Class Owned(2)

Sky Conway, Chief Executive Officer and Director	Class A Common Stock	12,000,000	92%

Sky Conway, Chief Executive Officer and Director	Class B Common Stock	4,000,000	100%

Josh Cole, Director	Class A Common Stock	200,000	1.5%

Total for Common Stock		16,000,000	94%

(1)	The address for all officers and directors is 1140 Highland Ave #222, Manhattan Beach CA 90266.

(2)	Based off of 12,976,228 shares of Class A Common Stock and 4,000,000 shares of Class B Common Stock outstanding as of July 22, 2020.

17

Item 5. Interest of Management and Others in Certain Transactions

To the best of our knowledge, from inception to July 22, 2020, other than as set forth herein, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

The Company issued a note payable for $2,899, to shareholder of the Company, at zero interest, payable upon demand, unsecured and a note payable to an executive of the Company, at zero interest, payable upon demand, unsecured for $100.

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

As of July 22, 2020, the Company owes $2,899 to AtomiCon, LLC, a company controlled by Mr. Conway, pursuant to a 1% Promissory Note issued to AtomiCon, LLC on November 1, 2019.

Item 6. Other Information

None.

Item 7. Financial Statements

The financial statements required by this Item 7 are included in this Annual Report on Form 1-K on the following page.

18

INDEX TO FINANCIAL STATEMENTS

ATOMIC STUDIOS, INC.

19

Report of Independent Registered Public Accounting Firm

Board of Directors

Atomic Studios, Inc.

Manhattan Beach, California

We have audited the accompanying financial statements of Atomic Studios, Inc. (a corporation organized in Delaware) (the "Company"), which comprise the balance sheet as of December 31, 2019, and the related statements of operations, stockholders' equity, and cash flows for the period of July 2, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations, stockholders' equity and its cash flows for the period July 2, 2019 (inception) through December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in Note V of the financial statements, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments which might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

/s/ Dennis Duncan & Covington LLP

Dennis Duncan & Covington LLP

Los Angeles, California

July 27, 2020

F-1

Atomic Studios, Inc.

Balance Sheet

As of December 31, 2019

Assets

Cash and cash equivalents	$29
Deferred tax asset	–

Total assets	$29

Liability and Stockholders' Equity

Liabilities

Related party payables	6,920

Total liabilities	6,920

Stockholders' Equity

Preferred stock	–
Common stock - Class A	1,297
Common stock - Class B	400
Additional paid in capital	–
Accumulated earnings	(8,588)

Total stockholders' equity	(6,891)

Total liabilities and stockholders' equity	$29

See accompanying notes to financial statements

F-2

Atomic Studios, Inc.

Statement of Operations

For the period July 2, 2019 to December 31, 2019

Revenues	$–

Operating expenses

Professional fees	2,600
Management fees	5,000
Administrative expenses	988

Total operating expenses	8,588

Operating loss	(8,588)

Provision for income taxes	–

Net loss	$(8,588)

Earnings per share:

Basic	$(0.0005)

See accompanying notes to financial statements

F-3

Atomic Studios, Inc.

Statement of Stockholders' Equity

For the period July 2, 2019 to December 31, 2019

	Common Stock - Class A		Common Stock - Class B		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance, at inception	–	$–	–	$–	$–	$–	$–

Net loss for the period	–	–	–	–	–	(8,588)	(8,588)

Stock issued
Stock issued - initial public offering	–	–	–	–	–	–	–
Stock issued - other	12,974,000	1,297	4,000,000	400	–	–	1,697

Total stock issued		1,297		400	–	–	1,697

Balance, end of period		$1,297		$400	$–	$(8,588)	$(6,891)

See accompanying notes to financial statements

F-4

Atomic Studios, Inc.

Statement of Cash Flows

For the period July 2, 2019 to December 31, 2019

Cash flows from operating activities

Net loss	$(8,588)

Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	–
Changes in operating assets and liabilities:
Related party payables	6,920

Net cash used in operating activities	(1,668)

Cash flows from financing activities

Proceeds from the issuance of stock	1,697

Net cash provided by financing activities	1,697

Net decrease in cash and cash equivalents	29

Cash and cash equivalents, at inception	–

Cash and cash equivalents, end of year	$29

See accompanying notes to financial statements

F-5

Atomic Studios, Inc.

Notes to Financial Statements

For the period ended December 31, 2019

I.	Nature of Operations

Atomic Studios, Inc. (the Company) was formed in the state of Wyoming on July 2, 2019 and operates from offices in Manhattan Beach, California. The Company, currently in a start-up mode, will be generating online streaming services geared towards the pop, sci-fi and science themes.

II.	Summary of Significant Accounting Policies

a.	Basis of presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

b.	Cash and cash equivalents
The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of December 31, 2019, the Company had $29 in a corporate checking account.

c.	Revenue recognition
The Company is pre-revenue and is expected to generate revenue through monthly subscriptions aimed at a global audience coupled with advertising fees and merchandise sales. Once the Company starts generating revenue, it will adopt Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers Accounting Standards Codification (ASC) 606. ASC 606 will require the Company to recognize revenue, utilizing a five-step model:

•	Identify the contract with the customer
•	Identify the performance obligations within the contract
•	Determine the transaction price
•	Allocate the transaction price to the performance obligations
•	Recognize revenue when (or as) the performance obligations are satisfied

d.	Software development
The Company expects to develop software for internal use in order to deliver and enhance its monthly service to customers. Once the development of internal software begins, the Company will expense the development costs, in accordance with ASC 985-20, until technological feasibility is determined. After technological feasibility has been accomplished, any additional costs will be capitalized.

e.	Organizational costs
In accordance with ASC 720 – Organizational Costs, costs of incorporation incurred by the Company are expensed as incurred.

F-6

Atomic Studios, Inc.

Notes to Financial Statements

For the period ended December 31, 2019

II.	Summary of Significant Accounting Policies (continued)

f.	Copyrights

The Company plans to hold a number of copyrights and other elements of intellectual property and uses nondisclosure agreements and other measures to protest it proprietary rights. Copyrights will be amortized on a straight-line basis over the life of the copyright status; reviewed annually for impairment.

g.	Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, future income tax liabilities and assets are recognized for the estimated income tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Future income tax liabilities and assets are measured using enacted tax rates. The effect on future income tax liabilities and assets of a change in tax rates is recognized in income in the period that the change occurs.

Benefits from tax positions are recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. Recognized income tax positions are measured at the largest amount that has a greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company is taxes as a Corporation for federal and state income tax purposes. Due to its recent formation, no material tax provisions exist as of December 31, 2019. In addition, the Company is not currently under any examination by taxing authorities.

h.	Related parties
Parties are considered related to the Company if the Company has the ability to, directly or indirectly, control the party or exercise significant influence over the party in making financial and operating decisions or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be other entities or individuals. Related party transactions are recorded at fair value.

i.	Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and may have impact on future periods.

j.	Recent accounting pronouncements
In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organization that lease assets, referred to as “lessees”, to recognize on the balance sheet, the assts and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard will be effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effect that the updated standard will have on their financial statements and related disclosures.

F-7

Atomic Studios, Inc.

Notes to Financial Statements

For the period ended December 31, 2019

III.	Stockholders’ Equity

a.	Share authorization
Share capital comprises of the following number of authorized Class A and B shares of common stock:

•	Class A – 19,500,000,000
•	Class B – 500,000,000

b.	Number of shares issued and consideration
During the period, the Company issued 16,974,000 shares of common stock for $1,697.

c.	Details of preferred stock
The company has authorized 1,000,000,000 shares of undesignated preferred shares which can be issued in one or more series. The terms, price, and conditions of the preferred shares will be set by the Board of Directors. No shares have been issued.

d.	Securities offering
The Company is offering up to 10,000,000 shares of Class A common stock in a securities offering planned to be exempt from the Securities Exchange Commission (SEC) registration under Regulation A. The Company has engaged with various advisors and other professionals to facilitate the offering.

IV.	Related party transactions

a.	Related party payables
The Chief Executive Officer and the Chief Financial Officer paid for certain expenses incurred by the Company. The Company plans to repay the officers once cash is available.

b.	Management Contract
The Chief Financial Officer and the Company entered into a management contract on July 2, 2019 for $5,000 per annum. The Company has accrued for this amount which is payable once cash is available.

V.	Going Concern

These financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes that the Company will be able to realize its assets and satisfy its liabilities in the normal course of business during the look forward period. As shown in the accompanying financial statements, the company incurred during the year ended December 31, 2019, a net loss of $8,588 and as of that date, the Company's total liabilities exceeded its total assets by $6,891. Those factors and conditions create a substantial doubt about the Company's ability to continue as a going concern for the year following the date the financial statements are available to be issued. Management of the company has evaluated these conditions and has proposed a plan to reduce its liabilities through sales of assets, debt, and issuance of additional stock to shareholders. The ability of the Company to continue as a going concern and meet its obligations as they become due is dependent on management's ability to successfully implement the plan. The financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

VI.	Subsequent Events

Subsequent events and transactions have been evaluated by management through July 27, 2020, the date the financial statements were issued. Material subsequent events, if any, are disclosed in a separate note to these financial statements.

F-8

Item 8. Exhibits

Index to Exhibits

Exhibit	Exhibit Description
Number
2.1*	Articles of Incorporation
2.2*	By-Laws
3.1**	Incentive Stock Option Plan
4.1**	Form of Subscription Agreement
6.1*	Consulting Agreement between Ernesto Torres Almodovar and Atomic Studios, Inc.
6.2*	Consulting Agreement between Kevin J. Anderson and Atomic Studios, Inc.
6.3*	Consulting Agreement between David Brin and Atomic Studios, Inc.
6.4*	Consulting Agreement between Gary Graham and Atomic Studios, Inc.
6.5*	Consulting Agreement between Walter Koenig and Atomic Studios, Inc.
6.6*	Consulting Agreement between Dr. David Lieu and Atomic Studios, Inc.
6.7*	Consulting Agreement between Nichelle Nichols and Atomic Studios, Inc.
6.8*	Consulting Agreement between Dr. Seth Shostak and Atomic Studios, Inc.
6.9*	Consulting Agreement between Ethan Siegel and Atomic Studios, Inc.
6.10*	Consulting Agreement between Marina Sirtis and Atomic Studios, Inc.
6.11**	Employment Agreement of Frank Zanca
6.12**	Indemnification Agreement of Frank Zanca
6.13**	Employment Agreement of “Sky” Douglas Conway
6.14**	Indemnification Agreement of “Sky” Douglas Conway
6.15**	Annual Bonus Performance Plan for Executive Officers
6.16**	Form of Management Stock Bonus Plan
11.1 ***	Consent of Donnell Suares, Esq. (included in Exhibit 12.1)
11.2****	Consent of Dennis Duncan & Covington LLP
12.1 ***	Opinion of Donnell Suares, Esq.

* Filed with the Company’s Form 1-A on November 25, 2019

** Filed with the Company’s Form 1-A Amendment on January 14, 2020

*** Filed with the Company’s Form 1-A Amendment on February 27, 2020

**** Filed with the Company’s Form 1-A Amendment on March 13, 2020

20

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Atomic Studios, Inc.

Date: July 28, 2020	By:	/s/ “Sky” Conway
“Sky” Conway
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of Regulation A, this Annual Report on Form 1-K has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Atomic Studios, Inc.
Date: July 28, 2020	By:	/s/ Frank Zanca
Frank Zanca
Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)

21